FOR: FLEXXTECH CORPORATION CONTACT: Greg Mardock, President

5777 W. Century Blvd., Suite 775 Flexxtech Corporation

Los Angeles, California 90045 (310) 342-0794

Financial Public Relations

Shannon Harrison, President

First Capital Partners, LLC.

(305) 856-5181

FOR IMMEDIATE RELEASE

FLEXXTECH'S ACQUISITION -TECHNICAL SOLUTIONS GROUP

RECEIVES ORDER FROM BRITISH MINISTRY OF DEFENSE

(Mine Resistant Vehicles Order Fills Urgent Requirement)

Dallas, Texas, December 20, 2001 . . . Flexxtech Corporation (the "Company") (OTCBB: FLXC), announced today that Technical Solutions Group, Inc. ("TSG") of Charleston, South Carolina has received an order of COUGAR class vehicles by Supacat, Ltd, the prime contractor for a British Ministry of Defense (MoD) purchase of Mine Resistant Vehicles (MRV). The order fills an Urgent Operational Requirement for vehicles to protect occupants against the effects of both anti-personnel and anti-tank landmines, including "Self Forming Fragmentation" (SFF) mines, which are the latest generation of anti-vehicle mines. The COUGAR was designed specifically with the ability to accept SFF mine protection.

The MoD order comes immediately off the heals of a U.S. Army order for TSG's larger BUFFALO class vehicles under the Foreign Comparative Test (FCT) Program. The Army is gearing up to begin procurement for the GSTAMIDS (Ground Standoff Mine Detection System) Program, for which the BUFFALO has been selected as the mine protected control vehicle. The initial production contract will be for approximately 11 vehicles to be completed in FY2002/2003, valued in excess of $6 million.

Under MoD guidelines, the specifics of the COUGAR order cannot be disclosed at this time including the total purchase amount. The order is substantial and ground breaking for TSG; one of only a handful of MRV manufacturers in the world. TSG is currently the only U.S. based company that occupies this billion-dollar worldwide market.

Garth Barrett, President of TSG stated, "We are please by this order, which was greatly facilitated by a coordinated effort from Supacat, Ltd. and Seafire, Ltd. I am extremely proud that after four years of Research and Development, we have developed a line of superior, purpose-built mine-protected vehicles. Landmines are a serious threat in many parts of the world, and we believe that TSG vehicles can provide the best combination of protection, performance, and reliability to assist personnel who must work in those areas."

Greg Mardock, President of Flexxtech remarked, "TSG's line of Mine Protected and Demining Vehicles are uncontested among the handful of world-wide competitors. Only days after the U.S. Army order, the MoD in groundbreaking speed, came through with an order in unprecedented fashion to fill an Urgent Operational Requirement. As the only U.S. based company in this multi-billion dollar industry, we are excited in anticipation of each and every day. It is a win-win situation for all parties - and especially in contributing to the obliteration of land mine injuries and casualties."

According to the U.S. State Department, there are approximately 60 million land mines in 57 countries around the globe. Due to their low cost and high effectiveness they remain a weapon of choice for terrorists and insurgent groups. TSG's goal is to provide effective vehicle-based products for the global neutralization of land mines and the protection of personnel who operate in and around this hidden killer.

On December 6, 2001 Flexxtech announced it had signed a Letter of Intent to acquire TS Group, the parent company of TSG. The acquisition is expected to close in the first quarter of 2002.

About Technical Solutions Group, Inc.

Technical Solutions Group, Inc. (TSG) is a Charleston, South Carolina based manufacturer of a line of specialty Mine Resistant, Ballistically Protected vehicles for the military and law enforcement markets. TSG is a Tenant-Team Member of the Charleston Marine Manufacturing Corporation (CMMC), located in the former Charleston Naval Shipyard. CMMC represents 40 team members with over 1,700 employees. TSG has just begun deployment of its products and initial orders have been received from the U.S. Army, law enforcement agencies and the U.K. Ministry of Defense. Several NATO and Allied countries are also currently considering proposals for TSG vehicles. Additional information on TSG can be viewed at its web site at: www.forceprotection.net

About Flexxtech Corporation

Flexxtech Corporation's (OTCBB: FLXC) investment objective is to build significant shareholder value by acquiring, developing, operating, and investing primarily in growth technology companies. The Company is leveraging its acquisitions by focusing its roll-up strategy in highly profitable, yet fragmented businesses, including, but not limited to, military application and government contracting business. The Company's strategy supports and also promotes opportunities for investment in undervalued situations and synergistic business relationships among the companies in which it has investments.

Flexxtech, through its wholly-owned subsidiary Flexxtech Holdings, Inc., currently owns 100% of Primavera Corporation, the parent company of North Texas Circuit Board Co., Inc., and other investments. Additional information on Flexxtech can be viewed at its web site at: www.flexxtech.com.

This release contains forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended and section 21e of the Securities Exchange Act of 1934, as amended. Those statements include the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Accomplishing the strategy described herein is significantly dependent upon numerous factors, many of which are not in management's control. Some of these factors include the ability of the company to raise sufficient capital, attract qualified management, attract new customers, and effectively compete against similar companies.

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